Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SeaMicro, Inc. Amended and Restated 2007 Equity Incentive Plan, of our reports dated February 23, 2012, with respect to the consolidated financial statements and schedule of Advanced Micro Devices, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting of Advanced Micro Devices, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 22, 2012